_________ ___, 1997



Holders of Interests
From Charthouse Suites Vacation Ownership, Inc.


     Re:  Federal Income Tax Issues and Certain Florida Tax
          Issues Concerning Purchase of Interests from Charthouse
          Suites Vacation Ownership, Inc.

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax issues and certain Florida tax issues in connection with the purchase of Charthouse Suites Vacation Interests ("Interests") in the Chart House Suites hotel from Charthouse Suites Vacation Ownership, Inc. (the "Company"), a Florida corporation. All capitalized terms used but not otherwise defined in this letter will have the same meaning as in the Prospectus dated ______________, 1997 (the "Prospectus"), the Subscription and Purchase Agreement for Charthouse Vacation Interests (the "Subscription and Purchase Agreement") and the Charthouse Suites Vacation License Plan (the "License Plan").

I.   BASES OF OPINIONS.

     For purposes of rendering our opinions, we have examined and relied upon (i) the Prospectus, (ii) the Subscription and Purchase Agreement, (iii) the License Plan, (iv) the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), the Treasury Regulations issued thereunder, Revenue Rulings and Revenue Procedures issued by the Internal Revenue Service (the "Service") and applicable case law, (v) the Florida Statutes of ____, as amended through the date hereof (the "Statutes"), the Florida Administrative Code (the "Code") issued thereunder, administrative authorities issued by the State of Florida Department of Revenue (the "Department") and applicable case law, and (vi) such other documents as we have considered necessary in order for us to render the opinions contained herein.

     For purposes of this examination, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as copies, the genuineness of all signatures, and the capacity of each party executing a document to so execute such document.

II.  OPINIONS.

     A.   Federal Income Tax.

          Based on our interpretation of the currently applicable sections of the Code, the Treasury Regulations issued thereunder, Revenue Rulings and Revenue Procedures issued by the Service and applicable case law, and subject to the foregoing discussion and to the qualifications and discussion in the "Certain Federal Income Tax Considerations" section of the Prospectus, we give our opinion with respect to the specific issues discussed below.

          1. In our opinion, it is more likely than not that the license a Holder will acquire from the License Plan creates a separate contractual relationship between the Company and each Holder, and that the sum of such separate relationships does not create an entity for federal income tax purposes.

     A separate entity exists for tax purposes under Section 301.7701(1)(a)(2) of the Treasury Regulations if the participants in a joint venture or other contractual arrangement (1) carry on a trade, business, financial operation, or venture, and (2) divide the profits therefrom. Holders of an Interest may keep their Unit Weeks in the Charthouse rental pool, withdraw their Unit Weeks and use them personally, withdraw their Unit Weeks and directly rent them to others, or withdraw their Unit Weeks and rent them to others through a rental agent. Alternatively, some Holders may elect the Guaranteed Rental Arrangement. Annual dues and other related costs, expenses and reserves incurred in connection with Chart House Suites hotel will be charged proportionately to all Holders, regardless of how their Unit Weeks are utilized. It is our opinion that the sum of the separate relationships between the Company and each Purchaser do not result in an entity engaged in business for joint profit and therefore, such separate relationships do not create an entity for federal income tax purposes.

          2. In our opinion, it is more likely than not that the Charthouse rental pool constitutes a joint venture or other contractual arrangement engaged in a trade, business, financial operation or venture for joint profit whose participants consist of those Holders that utilize the rental pool and the Company if it places unsold Unit Weeks that it owns in the rental pool. Furthermore, it is our opinion that the resulting entity will be classified as a partnership for federal income tax purposes.

     Under Section 301.7701-1 of the Treasury Regulations, an entity is created for federal income tax purposes and is treated as separate from its owners if the participants carry on a trade, business, financial operation or venture and divide the profits therefrom. An entity is properly classified as a partnership under Sections 301.7701-2 and 301.7701-3 of the Treasury Regulations if (1) it has at least two members, and (2) it is not classified as a corporation. Under Section 301.7701-2 of the Treasury Regulations, an entity is classified as a corporation if it is described as a corporation under federal or state law. In addition, under Section 301.7701-3 of the Treasury Regulations, an entity may elect to be taxed as an association taxable as a corporation if the entity has at least two members. In our opinion, the Charthouse rental pool is an entity separate from its owners that is engaged in a trade, business, financial operation or venture in which profits are divided therefrom. Because the Company has advised us that it does not intend to file an election to treat the relationships created by the Charthouse rental pool as a corporation taxable as an association, it is further our opinion that the resulting entity will be properly classified as a partnership for federal income tax purposes.

          3. In our opinion, it is more likely than not that any entity created by the Charthouse rental pool will not be classified as a publicly traded partnership for federal income tax purposes.

     Section 7704(a) of the Code provides that a publicly traded partnership shall be treated as a corporation for federal income tax purposes. Section 7704(b) of the Code provides that, for purposes of Section 7704(a), the term "publicly traded partnership" means any partnership if (1) interests in such partnership are traded on an established securities market, or
(2) interests in such partnership are readily tradeable on a secondary market (or the substantial equivalent thereof). Based on representations of the Company, Interests will not be traded on an established securities market nor are they expected to be readily tradeable on a secondary market (or the substantial equivalent thereof), although no assurance can be given that such a market may not develop after the date of this letter.

          4. In our opinion, the statements made in the Prospectus under "Certain Federal Income Tax Considerations" are correct as to matters of law.

     We incorporate by reference the "Certain Federal Income Tax Considerations" section of the Prospectus, which cites authority with respect to both the opinions expressed herein and general tax considerations associated with a Holder's investment in an Interest. We also incorporate by reference the discussions of tax risks set forth in the "Tax Risks" section of the Prospectus. The information in those sections, to the extent that it concerns matters of law or legal conclusions, has been reviewed by us and is correct as of the date of this letter.

     B.   Certain Florida Taxes.

          Based on our interpretation of the currently applicable sections of the Statutes, the Code issued thereunder, administrative authorities issued by the Department and applicable case law, and subject to the qualifications and discussion in the "Certain Florida Tax Matters" section of the Prospectus, in our opinion, the statements made in the Prospectus under "Certain Florida Tax Matters" are correct as to matters of law.

     We incorporate by reference the "Certain Florida Tax Matters" section of the Prospectus, which cites authority with respect to certain general tax considerations associated with a Holder's investment in an Interest. We also incorporate by reference the discussions of tax risks set forth in the "Tax Risks" section of the Prospectus. The information in those sections, to the extent that it concerns matters of law or legal conclusions, has been reviewed by us and is correct as of the date of this letter.

     No opinion, favorable or unfavorable, is expressed on the availability of any other tax (federal or state) consequences or treatment to Holders of Interests, although such consequences or treatment may be significant to a Holder of an Interest.

     Our opinions are based on our current understanding of the applicable Federal and Florida law. There can, of course, be no assurance that a court, the Service or the Department, when faced with the same facts, will reach the same conclusions as we have or that the law will not be changed after the date of this letter. The information and opinions given in this letter are effective as of the date of this letter.

     This letter is delivered to you in connection with the purchase of an Interest by a Holder. This opinion may be relied upon only by the Company and the Holders of Interests.

     This opinion is rendered as of the date hereof and we disclaim any obligations to advise you of any events hereafter arising which may adversely affect such opinion.

     Except as specifically provided herein, we do not express any opinion in this letter with respect to any issues pertaining to state, local or foreign tax law that might affect the taxation of the Company or the Holders of Interests.


                                        Very truly yours,

                                        QUARLES & BRADY